AGIC Convertible & Income Fund II                                                                                                       Annual Shareholder
August 31, 2012                                                                                                                                            Meeting Results

The Fund held its annual meeting of shareholders on July 19, 2012. Common/Preferred Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Re-election of Hans A. Kertess – Class III to serve until the Annual Meeting for the 2014-2015 fiscal year	51,809,269	1,827,349
Re-election of John C. Maney† – Class III to serve until the Annual Meeting for the 2014-2015 fiscal year	51,904,821	1,731,797

The other members of the Fund’s Board of Trustees at the time of the meeting, namely Ms. Deborah A. DeCotis and Messrs. Bradford K. Gallagher, James A. Jacobson*, William B. Ogden, IV, and Alan Rappaport* continued to serve as Trustees of the Fund.
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†Interested Trustee
*Preferred Shares Trustee